Exhibit 10.17
SIXTH AMENDMENT dated as of December 13, 2021 (this “Amendment”), to the AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 5, 2020 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among EXPEDIA GROUP, INC., a Delaware corporation (the “Company”), the BORROWING SUBSIDIARIES from time to time party thereto, the LENDERS from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and London Agent.
WHEREAS, the Lenders have agreed to extend credit to the Borrowers under the Credit Agreement on the terms and subject to the conditions set forth therein;
WHEREAS, a Benchmark Transition Event has occurred with respect to the LIBO Rate for Loans denominated in Sterling, and pursuant to Section 2.14(b)(i) of the Credit Agreement, the Administrative Agent and the Company desire to implement certain amendments to the Credit Agreement to replace, with respect to Loans denominated in Sterling, the LIBO Rate with Adjusted Daily Simple SONIA, together with the related Benchmark Replacement Conforming Changes;
WHEREAS, the Company has requested that the Lenders agree to effect certain other amendments to the Credit Agreement as set forth herein; and
WHEREAS, the parties hereto, which include Lenders constituting the Required Lenders as of the Sixth Amendment Effective Date (as defined below), are willing to amend the Credit Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preamble and the recitals hereto) have the meanings assigned to them in the Credit Agreement (as amended hereby).
SECTION 2. Amendment of Credit Agreement. Effective as of the Sixth Amendment Effective Date:
(a) The Credit Agreement (excluding any of the Exhibits or Schedules thereto (other than as provided in paragraph (b) below)) is hereby amended by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the language indicated in double underlined text (indicated textually in the same manner as the following example: double-underlined text), all as set forth in the pages of the Credit Agreement attached as Exhibit A hereto and made a part hereof.

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(b) Exhibit B to the Credit Agreement is hereby amended and restated to be in the form of Exhibit B attached hereto and made a part hereof.
SECTION 3. Representations and Warranties. The Company and each Borrowing Subsidiary represents and warrants to the Lenders that:
(c) This Amendment has been duly executed and delivered by the Company and each Borrowing Subsidiary and (assuming due execution by the parties hereto other than the Company and the Borrowing Subsidiaries) constitutes a legal, valid and binding obligation of the Company and each Borrowing Subsidiary, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d) Before and after giving effect to this Amendment, the representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects (in all respects in the case of representations and warranties qualified by materiality in the text thereof) on and as of the Sixth Amendment Effective Date with the same effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were so true and correct as of such earlier date.
(e) As of the Sixth Amendment Effective Date, before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
SECTION 4. Effectiveness. This Amendment shall become effective as of the first date (the “Sixth Amendment Effective Date”) on which the Administrative Agent shall have signed a counterpart of this Amendment and shall have received from the Company, each Borrowing Subsidiary, each other Loan Party and Lenders constituting at least the Required Lenders a counterpart of this Amendment executed by such Person (which, subject to Section 9.06(b) of the Credit Agreement, may include any Electronic Signatures transmitted by fax, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page of this Amendment). The Administrative Agent shall notify the Company, the Lenders and the Issuing Banks of the Sixth Amendment Effective Date, and such notice shall be conclusive and binding.
SECTION 5. Reaffirmation of Guarantee and Security. Each of the Company, the Borrowing Subsidiaries and the other Loan Parties party hereto, by its signature below, hereby (a) agrees that, notwithstanding the effectiveness of this Amendment and the transactions contemplated hereby, the Guarantee Agreement and the Security Documents continue to be in full force and effect and (b) affirms and confirms its Guarantee of the Secured Obligations and the pledge of and/or grant of a security interest in its assets as Collateral to secure the Secured Obligations, all as provided in the Guarantee Agreement and the Security Documents, as applicable, and acknowledges and agrees that such Guarantee, pledge and/or grant continue in full force and effect in respect of, and to

2

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secure, the Secured Obligations under the Credit Agreement and the other Loan Documents.
SECTION 6. Effect of this Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agents, the Issuing Banks or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b) On and after the Sixth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 7. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute a single instrument.
SECTION 9. Fees and Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent. All fees shall be payable in immediately available funds and shall not be refundable.
SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
SECTION 11. Incorporation by Reference. The provisions of Sections 9.06(b), 9.07, 9.09(b), 9.09(c), 9.09(d), 9.10 and 9.11 of the Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.

3

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

EXPEDIA GROUP, INC.
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

EXPEDIA, INC.
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

TRAVELSCAPE, LLC
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

HOTWIRE, INC.
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

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HOTELS.COM, L.P.
EAN.COM, LP
INTERACTIVE AFFILIATE NETWORK, LLC
EXPEDIA LX PARTNER BUSINESS, INC.
WWTE, INC.
CARRENTALS.COM, INC.
CRUISE, LLC
ORBITZ WORLDWIDE, INC.
O HOLDINGS INC.
ORBITZ FINANCIAL CORP.
ORBITZ FOR BUSINESS, INC.
ORBITZ, INC.
TRIP NETWORK, INC.
ORBITZ, LLC
ORBITZ WORLDWIDE, LLC
HOMEAWAY SOFTWARE, INC.
HOMEAWAY.COM, INC.
BEDANDBREAKFAST.COM, INC.
VRBO HOLDINGS, INC.
EXPEDIA GROUP COMMERCE, INC.
HIGHER POWER NUTRITION COMMON HOLDINGS, LLC
LEMS I LLC
LIBERTY PROTEIN, INC.

by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Senior Vice President, Legal and Assistant Secretary

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HOTELS.COM GP, LLC
HRN 99 HOLDINGS, LLC
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Manager

LEMS I LLC, a Delaware limited liability
company, on behalf of
LEXE MARGINCO, LLC, and
LEXEB, LLC
by:
/s/ MICHAEL MARRON
Name: Michael S. Marron Title: Manager

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JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, by:
/s/ JOHN KOWALCZUK
Name: John Kowalczuk Title: Executive Director

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Name of Institution: Bank of America, N.A.

by:
/s/ ERIC RIDGWAY
Name: Eric Ridgway Title: Director

Name of Institution: BNB PARIBAS

by:
/s/ BARBARA NASH
Name: Barbara Nash Title: Managing Director

Name of Institution: BNB PARIBAS

by:
/s/ MARIA MULIC
Name: Maria Mulic Title: Managing Director

Name of Institution: Mizuho Bank, Ltd.

by:
/s/ TRACY RAHN
Name: Tracy Rahn Title: Executive Director

Name of Institution: HSBC BANK USA, NATIONAL ASSOCIATION

by:
/s/ ERIC BALTAZAR
Name: Eric A. Baltazar Title: Vice President

Name of Institution: MUFG Bank, Ltd.

by:
/s/ JOSEPH SIRI
Name: Joseph Siri Title: Vice President

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Name of Institution: Royal Bank of Canada

by:
/s/ REHAN ALI
Name: Rehan Ali Title: Vice President, Corporate Client Group

Name of Institution: U.S. Bank National Association

by:
/s/ STEVEN SAWYER
Name: Steven L. Sawyer Title: Senior Vice President

Name of Institution: THE BANK OF NOVA SCOTIA

by:
/s/ TODD KENNEDY
Name: Todd Kennedy Title: Managing Director

Name of Institution: Goldman Sachs Bank USA

by:
/s/ MAHESH MOHAN
Name: Mahesh Mohan Title: Authorized Signatory

Name of Institution: Standard Chartered Bank

by:
/s/ KRISTOPHER TRACY
Name: Kristopher Tracy Title: Director, Financing Solutions

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Exhibit A

Amendments to Credit Agreement

[See attached.]

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TABLE OF CONTENTS

Page
ARTICLE I

Definitions

SECTION 1.01. Defined Terms		1
SECTION 1.02. Classification of Loans and Borrowings	~~56~~	59
SECTION 1.03. Terms Generally	~~56~~	59
SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations	~~57~~	59
SECTION 1.05. Currency Translation	~~58~~	60
SECTION 1.06. Interest Rates; LIBOR Notification	~~59~~	61
SECTION 1.07. Divisions	~~59~~	62
SECTION 1.08. Foreign Facility Cashless Rollover	~~59~~	62
SECTION 1.09. Restricted Secured Obligations	~~60~~	62

ARTICLE II

The Credits

SECTION 2.01. Commitments	~~60~~	63
SECTION 2.02. Loans and Borrowings	~~60~~	63
SECTION 2.03. Requests for Borrowings	~~61~~	64
SECTION 2.04. Borrowing Subsidiaries	~~62~~	65
SECTION 2.05. [Reserved]	~~63~~	65
SECTION 2.06. Letters of Credit	~~63~~	65
SECTION 2.07. Funding of Borrowings	~~70~~	73
SECTION 2.08. Interest Elections	~~71~~	74
SECTION 2.09. Termination and Reduction of Commitments; Conversion of
Commitments	~~72~~	75
SECTION 2.10. Repayment of Loans; Evidence of Debt	~~75~~	78
SECTION 2.11. Prepayment of Loans	~~76~~	78
SECTION 2.12. Fees	~~77~~	80
SECTION 2.13. Interest	~~78~~	81
SECTION 2.14. Alternate Rate of Interest	~~79~~	82
SECTION 2.15. Increased Costs	~~82~~	85
SECTION 2.16. Break Funding Payments	~~83~~	86
SECTION 2.17. Taxes	~~84~~	87
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~88~~	91
SECTION 2.19. Mitigation Obligations; Replacement of Lenders	~~90~~	93
SECTION 2.20. Defaulting Lenders	~~91~~	94

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ARTICLE III

Representations and Warranties

SECTION 3.01. Organization; Powers	~~93~~	96
SECTION 3.02. Authorization; Enforceability	~~93~~	97
SECTION 3.03. Governmental Approvals; No Conflicts	~~94~~	97
SECTION 3.04. Financial Condition; No Material Adverse Change	~~94~~	97
SECTION 3.05. Properties	~~94~~	98
SECTION 3.06. Litigation and Environmental Matters	~~95~~	98
SECTION 3.07. Compliance with Laws and Agreements	~~95~~	98
SECTION 3.08. Investment Company Status	~~95~~	98
SECTION 3.09. Taxes	~~95~~	99
SECTION 3.10. ERISA	~~95~~	99
SECTION 3.11. Disclosure	~~96~~	99
SECTION 3.12. Subsidiaries	~~96~~	99
SECTION 3.13. Use of Proceeds; Margin Regulations	~~96~~	99
SECTION 3.14. Anti-Corruption Laws and Sanctions	~~96~~	99
SECTION 3.15. Collateral Matters	~~96~~	100

ARTICLE IV

Conditions

SECTION 4.01. Restatement Effective Date	~~98~~	101
SECTION 4.02. Each Credit Event	~~98~~	101
SECTION 4.03. Initial Credit Event in Respect of Each Borrowing Subsidiary	~~99~~	102

ARTICLE V

Affirmative Covenants

SECTION 5.01. Financial Statements and Other Information	~~100~~	103
SECTION 5.02. Notices of Material Events	~~102~~	106
SECTION 5.03. Existence; Conduct of Business	~~103~~	106
SECTION 5.04. Payment of Tax Liabilities	~~103~~	106
SECTION 5.05. Maintenance of Properties; Insurance	~~103~~	106
SECTION 5.06. Books and Records; Inspection Rights	~~104~~	107
SECTION 5.07. Compliance with Laws	~~104~~	107
SECTION 5.08. Guarantee and Collateral Requirement	~~104~~	107
SECTION 5.09. Further Assurances	~~105~~	108

ARTICLE VI

Negative Covenants

SECTION 6.01. Indebtedness	~~106~~	109

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SECTION 6.02. Liens	~~110~~	113
SECTION 6.03. Sale/Leaseback Transactions	~~113~~	116
SECTION 6.04. Fundamental Changes; Business Activities	~~113~~	117
SECTION 6.05. Restricted Payments	~~114~~	118
SECTION 6.06. Transactions with Affiliates	~~115~~	119
SECTION 6.07. Restrictive Agreements	~~116~~	120
SECTION 6.08. Asset Dispositions	~~118~~	121
SECTION 6.09. Use of Proceeds and Letters of Credit; Margin Regulations	~~122~~	125
SECTION 6.10. Leverage Ratio	~~122~~	126
SECTION 6.11. Minimum Liquidity	~~122~~	126
SECTION 6.12. Investments and Acquisitions	~~122~~	126
SECTION 6.13. Maintenance of Borrowing Subsidiaries as Wholly Owned
Subsidiaries	~~125~~	129

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default	~~125~~	130

ARTICLE VIII

The Agents

ARTICLE IX

Miscellaneous
SECTION 9.01. Notices	~~136~~	142
SECTION 9.02. Waivers; Amendments	~~138~~	144
SECTION 9.02A. Certain Agreements	~~141~~	146
SECTION 9.03. Expenses; Indemnity; Damage Waiver	~~142~~	148
SECTION 9.04. Successors and Assigns	~~144~~	149
SECTION 9.05. Survival	~~147~~	153
SECTION 9.06. Counterparts; Integration; Effectiveness; Issuing Banks	~~148~~	154
SECTION 9.07. Severability	~~150~~	155
SECTION 9.08. Right of Setoff	~~150~~	155
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	~~150~~	156
SECTION 9.10. WAIVER OF JURY TRIAL	~~151~~	157
SECTION 9.11. Headings	~~152~~	157
SECTION 9.12. Confidentiality	~~152~~	157
SECTION 9.13. Interest Rate Limitation	~~153~~	159
SECTION 9.14. Release of Guarantees and Collateral	~~154~~	159
SECTION 9.15. Conversion of Currencies	~~155~~	160
SECTION 9.16. Certain Notices	~~155~~	160
SECTION 9.17. No Fiduciary Relationship	~~155~~	160
SECTION 9.18. Non-Public Information	~~156~~	161

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SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial
Institutions	~~156~~	161
SECTION 9.20. Acknowledgement Regarding Any Supported QFCs	~~157~~	162
SECTION 9.21. MIRE Event	~~157~~	162

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of the Restatement Effective Date, among EXPEDIA GROUP, INC., a Delaware corporation; the BORROWING SUBSIDIARIES from time to time party hereto; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent and London Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition, or series of related acquisitions (including pursuant to any merger or consolidation), of property that constitutes (a) assets comprising all or substantially all of a division, business or operating unit or product line of any Person or (b) at least a majority of the Equity Interests in a Person.

“Adjusted Daily Simple SONIA” means, with respect to any Borrowing or LC Disbursement denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple SONIA plus (b)(i) in the case of any such Borrowing, 0.0326% or (ii) in the case of any such LC Disbursement, -0.0024%; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1% (with 0.005% being rounded up)) equal to the product of (a) the LIBO Rate ~~for US Dollars~~ for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII, or such Affiliates or branches thereof as it shall from time to time designate by notice to the Company and the Lenders for the purpose of performing any of its obligations hereunder or under any other Loan Document.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Holders” means, with respect to any specified natural person, (a) such specified natural person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified natural person and each of the persons referred to in clause (a) of this definition, and (c) any company, partnership, trust or other entity or investment vehicle created for the benefit of, or Controlled by, such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or the holdings of which are for the primary benefit of such specified natural person or any of the persons referred to in clause (a) or (b) of this definition or created by any such person for the benefit of any charitable organization or for a charitable purpose.

“Agents” means the Administrative Agent and the London Agent.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the applicable Screen Rate (or, if such Screen Rate is not available for a maturity of one month with respect to US Dollars but is available for periods both longer and shorter than such period, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until an amendment hereto has become effective pursuant to Section 2.14(b) with respect to Eurocurrency Loans denominated in US Dollars), then for purposes of clause (c) above the Adjusted LIBO Rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative LC Currency” means Euro, Sterling, Australian Dollars, Singapore Dollars, Canadian Dollars and any other currency (other than US Dollars) for which an Exchange Rate and an LC Exchange Rate may be obtained; provided that at the time of the issuance, amendment or extension of any Letter of Credit denominated in a currency other than US Dollars, Euro, Sterling, Australian Dollars, Singapore Dollars or Canadian Dollars, such other

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currency is reasonably acceptable to the Applicable Agent and the Issuing Bank in respect of such Letter of Credit.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Annualized Basis” means, when used in reference to any calculation of Leverage Ratio, (a) in the case of any calculation of Leverage Ratio as of any date prior to June 30, 2022, that Consolidated EBITDA used in the denominator thereof be calculated on an annualized basis using Consolidated EBITDA for the two consecutive fiscal quarter period of the Company most recently ended on or prior to such date multiplied by two and (b) in the case of any calculation of Leverage Ratio as of June 30, 2022, that Consolidated EBITDA used in the denominator thereof be calculated on an annualized basis using Consolidated EBITDA for the three consecutive fiscal quarter period of the Company ending on March 31, 2022 multiplied by 4/3.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or Canadian Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and
(b)    with respect to a Loan or Borrowing denominated in any currency other than US Dollars or Canadian Dollars, the London Agent.

“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).

“Applicable Rate” means, for any day, with respect to any ABR Loan, SONIA Loan or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, (a) in the case of the Tranche 1 Revolving Loans and commitment fees payable with respect to the Tranche 1 Commitments, (i) for any day that the Facility Exposure exceeds US$1,145,000,000, the applicable rate per annum set forth below in the Pricing Grid A—Tranche 1 under the caption “ABR Spread Tranche 1”, “Eurocurrency / SONIA Spread Tranche 1” or “Commitment Fee Rate Tranche 1”, as the case may be, and (ii) for any day that the Facility Exposure does not exceed US$1,145,000,000, the applicable rate per annum set forth below in the Pricing Grid B—Tranche 1 under the caption “ABR Spread Tranche 1”, “Eurocurrency / SONIA Spread Tranche 1” or “Commitment Fee Rate Tranche 1”, as the case may be, and (b) in the case of the Tranche 2 Revolving Loans and commitment fees payable with respect to the Tranche 2 Commitments, the applicable rate per annum set forth below in the Pricing Grid—Tranche 2 under the caption “ABR Spread Tranche 2”, “Eurocurrency / SONIA Spread Tranche 2” or “Commitment Fee Rate Tranche 2”, as the case may be, in each case, based upon the Company’s senior unsecured non-credit-enhanced long-term debt ratings from S&P and Moody’s as of such date; provided that in the case of Tranche 1, (x) notwithstanding the foregoing but subject to clause (y) below, prior to December 31, 2021, the “Applicable Rate” for any day shall mean (A) in the case of Tranche 1 Revolving Loans, (1) for any day that the Facility Exposure exceeds US$1,145,000,000, 1.35% per annum with respect to ABR Loans and 2.35% per annum with respect to Eurocurrency Loans and SONIA Loans and (2) for any day that the Facility Exposure does not exceed US$1,145,000,000, 1.25% per annum with respect to

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ABR Loans and 2.25% per annum with respect to Eurocurrency Loans and SONIA Loans, and (B) in the case of the commitment fees payable with respect to Tranche 1 Commitments hereunder, 0.30% per annum and (y) in the event the Leverage Condition shall have been satisfied as of the end of the fiscal year or fiscal quarter of the Company ended after the Restatement Effective Date for which the consolidated financial statements of the Company have been most recently delivered pursuant to Section 5.01(a) or 5.01(b), then, on the third Business Day following the delivery of the related compliance certificate pursuant to Section 5.01(c) demonstrating such satisfaction, the provisions of clause (x) above shall cease to apply until the third Business Day following the next delivery of the consolidated financial statements of the Company pursuant to Section 5.01(a) or 5.01(b); provided further that in the event the Company has not delivered any consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b), then the provisions of clause (y) above shall cease to apply from and after the date such consolidated financial statements were required to have been so delivered and until the third Business Day following the date such consolidated financial statements are so delivered.

Pricing Grid A—Tranche 1
(basis points per annum)

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rating	At Least BBB+ by S&P/Baa1 Moody’s	BBB by S&P/Baa2 by Moody’s	BBB- by S&P/Baa3 by Moody’s	BB+ by S&P/Ba1 by Moody’s	Lower than BB+ by S&P/Ba1 by Moody’s or unrated
Commitment Fee Rate Tranche 1	12.5	15.0	17.5	25.0	35.0
Eurocurrency / SONIA Spread Tranche 1	110.0	122.5	135.0	160.0	185.0
ABR Spread Tranche 1	10.0	22.5	35.0	60.0	85.0

Pricing Grid B—Tranche 1
(basis points per annum)

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rating	At Least BBB+ by S&P/Baa1 Moody’s	BBB by S&P/Baa2 by Moody’s	BBB- by S&P/Baa3 by Moody’s	BB+ by S&P/Ba1 by Moody’s	Lower than BB+ by S&P/Ba1 by Moody’s or unrated

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Commitment Fee Rate Tranche 1	12.5	15.0	17.5	25.0	35.0
Eurocurrency / SONIA Spread Tranche 1	100.0	112.5	125.0	150.0	175.0
ABR Spread Tranche 1	0.0	12.5	25.0	50.0	75.0

Pricing Grid – Tranche 2
(basis points per annum)

Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rating	At Least BBB+ by S&P/Baa1 Moody’s	BBB by S&P/Baa2 by Moody’s	BBB- by S&P/Baa3 by Moody’s	BB+ by S&P/Ba1 by Moody’s	Lower than BB+ by S&P/Ba1 by Moody’s or unrated
Commitment Fee Rate Tranche 2	12.5	15.0	17.5	25.0	35.0
Eurocurrency / SONIA Spread Tranche 2	100.0	112.5	125.0	150.0	175.0
ABR Spread Tranche 2	0.0	12.5	25.0	50.0	75.0

For purposes of the foregoing Pricing Grids, (i) if either Moody’s or S&P shall not have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency / SONIA Spread and the ABR Spread shall be based upon the rating of the other rating agency; (ii) if neither Moody’s nor S&P shall have in effect a rating for the Company’s senior unsecured non-credit-enhanced long-term debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the Commitment Fee Rate, the Eurocurrency / SONIA Spread and the ABR Spread shall be based upon Level 5 set forth in the applicable Pricing Grid; (iii) if the ratings or deemed ratings by S&P and Moody’s shall fall within different Levels, the Commitment Fee Rate, the Eurocurrency / SONIA Spread and ABR Spread shall be based upon the higher rating, unless the ratings differ by two or more Levels, in which case the Commitment Fee Rate, the Eurocurrency / SONIA Spread and ABR Spread will be based upon the Level set forth in the applicable Pricing Grid next below that corresponding to the higher rating; and (iv) if the rating established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate as a result of a change in ratings or deemed ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating

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(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate announcing that the applicable Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any Benchmark Rate and solely to the extent that such Benchmark Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark Rate for all purposes hereunder in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark Rate for all purposes hereunder pursuant to Section 2.14.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and to the same Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 (US$1,000,000 in the case of an ABR Borrowing), (b) in the case of a Borrowing denominated in Euro, €5,000,000, (c) in the case of a Borrowing denominated in Sterling, £5,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$5,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$5,000,000.

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“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, CAD$1,000,000 and (e) in the case of a Borrowing denominated in Australian Dollars, AUD$1,000,000.

“Borrowing Request” means a request by a Borrower (or the Company on its behalf) for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means, at any time, (a) each of Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, and Hotwire, Inc., a Delaware corporation, and (b) each other Domestic Subsidiary that has been designated by the Company as a Borrowing Subsidiary pursuant to Section 2.04, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.04.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit E.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars ~~or Sterling~~ or a Letter of Credit denominated in an Alternative LC Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the London interbank market, (b) when used in connection with a Eurocurrency Loan denominated in Euro, the term “Business Day” shall also exclude any day that is not a TARGET Day, (c) when used in connection with a Eurocurrency Loan or a Letter of Credit denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto, (d) when used in connection with a SONIA Loan, the term “Business Day” shall also exclude any day on which banks are closed for general business in London and (~~d~~e) when used in connection with a Eurocurrency Loan or a Letter of Credit denominated in Australian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Sydney.
“Canadian Dollars” or “CAD$” means the lawful money of Canada.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of

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in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for US Dollar-denominated syndicated credit facilities at such time;

provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Consolidated Adjusted Total Assets” means, at any time, (a) Consolidated Total Assets at such time minus (b) the amount of such Consolidated Total Assets attributable to goodwill in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding, for the avoidance of doubt, amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) all losses for such period on sales or dispositions of assets outside the ordinary course of business, (v) any non-recurring non-cash charges for such period, (vi) any restructuring or other unusual, non-recurring charges for such period; provided that the amount of charges added back pursuant to this clause (vi) for such period, together with the aggregate amount of all other Capped Adjustments for such period, shall not exceed 15% of Consolidated EBITDA for such period (determined prior to giving effect to any addback for any Capped Adjustments), (vii) non-cash goodwill and intangible asset impairment charges for such period, (viii) charges for such period recognized on changes in the fair value of contingent consideration payable by, and non-cash charges for such period recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in any business combination and non-cash charges for such period for changes in the fair value of minority equity investments ~~(other than those accounted for under the equity method and those that are consolidated)~~ of the Company or any Subsidiary, and (ix) any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Company and the Subsidiaries; provided that any cash payment made with respect to any non-cash items added back in computing Consolidated EBITDA for any prior period pursuant to clause (v), (viii) or (ix) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) all gains for such period on sales or dispositions of assets outside the ordinary course of business, (ii) all gains for such period arising from business combinations, including gains on a “bargain purchase” and gains recognized on changes in the fair value of contingent consideration payable by, and gains recognized on changes in the fair value of the noncontrolling interest in any acquiree acquired by, the Company or any Subsidiary in connection therewith and gains for such period for changes in the fair value of minority equity investments ~~(other than those accounted for under the equity method and those that are consolidated)~~ of the Company or any Subsidiary, (iii) any extraordinary gains for such period and (iv) any non-cash items of income for such period that represent the reversal of any accrual of charges referred to in clauses (a)(v), (a)(vi) or (a)(ix) above, all determined on a consolidated

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“Consolidated Total Assets” means, at any time, the consolidated total assets of the Company and the Subsidiaries at such time, as such amount would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” means, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding any business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the applicable Benchmark Rate.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.20.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), (a) with respect to any Loan denominated in Sterling, an interest rate per annum equal to the greater of (i) SONIA for the day that is four SONIA Business Days prior to (x) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (y) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day and (ii) zero and (b) with respect to any LC Disbursement denominated in Sterling, an interest rate per annum equal to the greater of (i) SONIA for the day that is one SONIA Business Day prior to (x) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day or (y) if such SONIA Interest Day is not a SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day and (ii) zero. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) shall have failed to fund its applicable Tranche Percentage of any Borrowing for three or more Business Days after the date such Borrowing is required to be funded by Lenders hereunder, unless such Lender, in good faith, notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) shall have failed to fund any portion of its participation in any LC

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“ERISA Event” means (a) any reportable event (within the meaning of Section 4043 of ERISA or the regulations issued thereunder) with respect to a Plan, other than an event for which the 30-day notice period is waived; (b) a failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Title IV of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Company or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Company or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned to such term in Article VIII.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Borrowing denominated in Euro for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Euro” or “€” means the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, ~~the LIBO Rate,~~ the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as applicable.

“Events of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Exchange Rate” means, on any date of determination, for purposes of determining the US Dollar Equivalent of any currency other than US Dollars, the rate at which

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(which delivery may be made on the Restatement Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretations thereunder or thereof.

“Foreign Currency Overnight Rate” means, for any day, (a) with respect to any currency ~~(a)~~other than Sterling, a rate per annum equal to the London interbank offered rate as administrated by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits in such currency as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent or the applicable Issuing Bank, as applicable, from time to time) at approximately 11:00 a.m., London time, on such day, (b) with respect to Sterling, at a rate per annum equal to the Adjusted Daily Simple SONIA or (~~b~~c) if the rate referred to in clause (a) or clause (b) above is not available for such currency, a rate per annum at which overnight deposits in such currency would be offered on such day in the applicable offshore interbank market, as such rate is determined by the Applicable Agent or the applicable Issuing Bank, as applicable, by such means as the Applicable Agent or such Issuing Bank, as the case may be, shall determine to be reasonable.

“Foreign Facility” means any Indebtedness incurred pursuant to Section 6.01(y) and any credit facility providing for such Indebtedness.

“Foreign Facility Credit Agreement” means the Credit Agreement, dated as of August 5, 2020, among the Company, Expedia Group International Holdings III, LLC, a Delaware limited liability company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and London agent.

“Foreign Facility Deemed Agreement” means, with respect to any Lender, (a) in the case of any Lender that is a Tranche 1 Lender as of the Restatement Effective Date, the Deemed Agreement of such Lender set forth in, and as defined in, the Restatement Agreement and (b) in the case of any other Lender, a written agreement of such Lender that is substantially identical, in form and substance, to the Deemed Agreement of the Tranche 1 Lenders set forth in, and as defined in, the Restatement Agreement.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

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Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable), (j) all Securitization Transactions of such Person and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness of any Person shall not include (i) trade payables, (ii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business, (iii) customer deposits and advances, and interest payable thereon, in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person in connection with the purchase of goods or services, or (iv) obligations under overdraft arrangements with banks incurred in the ordinary course of business to cover working capital needs.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Subordination Agreement among the Company, the Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit J, together with all supplements thereto.

“Interest Election Request” means a request by a Borrower (or the Company on its behalf) to convert or continue a Borrowing in accordance with Section 2.08, which shall be in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any SONIA Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (~~b~~c) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an

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Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two (solely in the case of Borrowings denominated in Canadian Dollars), three or six (other than in the case of Borrowings denominated in ~~Euro), three or six~~Canadian Dollars) months (or, with the consent of each Lender participating therein, twelve months) thereafter, as the applicable Borrower (or the Company on its behalf) may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any currency for any period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or transfers of property for consideration that is less than the fair value thereof (as reasonably determined by the Company) to, any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the fair value (as reasonably determined by the Company) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions to such consideration, as of such date of determination, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or

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Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, and, as of the Restatement Effective Date, the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Condition” shall be satisfied if the Leverage Ratio as of the end of the most recently ended fiscal quarter of the Company for which consolidated financial statements of the Company have been delivered pursuant to Section 5.01(a) or 5.01(b), calculated on an annualized basis using Consolidated EBITDA for the two most recently ended fiscal quarters of the Company included in such consolidated financial statements multiplied by two, is not greater than 5.00:1.00.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter of the Company, ended most recently prior to such date).

“LIBO Rate” means, with respect to any Borrowing ~~denominated in US Dollars or Sterling~~ for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Date.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment by way of security, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means, as of any date, (a) Unrestricted Cash of the Company and its Subsidiaries (in the case of Excluded Subsidiaries and other non-Wholly Owned Subsidiaries, (i) only to the extent of the Company’s direct or indirect equity ownership thereof and (ii) excluding Unrestricted Cash of any such Subsidiary to the extent that, as of such date, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted under applicable law or is subject to any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary), plus (b) the sum of (i) the excess, if any, of (x) the total Commitments in effect on such date over (y) the total Revolving Credit Exposures as of such date, and (ii) in the event the Foreign Facility is a committed revolving facility, the amount of the unused commitments thereunder, in each case under this clause (b), only if the conditions precedent set forth in Section 4.02 or the conditions precedent to borrowing under the Foreign Facility, as applicable, are capable of being satisfied as of such date, minus (c) Total 30-Day Net Deferred Merchant Bookings as of such date.

“Loan” means any loan made by the Lenders to any Borrower pursuant to this
Agreement.

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“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“Payment” has the meaning assigned to such term in Article VIII.

“Payment Notice” has the meaning assigned to such term in Article VIII.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Call Spread Swap Agreements” means (a) a Swap Agreement pursuant to which the Company acquires a call or a capped call option requiring the counterparty thereto to deliver to the Company shares of common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by the Company in connection with any Swap Agreement described in clause (a) above, a Swap Agreement pursuant to which the Company issues to the counterparty thereto warrants or other rights to acquire common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by the Company in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Agreement shall be customary or more favorable to the Company than customary for Swap Agreements of such type (as determined by the Company in good faith).

“Permitted Charitable Contributions” means charitable contributions (as defined in Section 170(c) of the Code, whether in the form of cash, securities or other property and without regard to whether such charitable contributions are deductible for income tax purposes) made by the Company or any Subsidiary, whether directly (including to a donor advised fund) or through one or more Affiliates, and any binding commitment with respect thereto; provided that the aggregate amount of such contributions made by the Company and the Subsidiaries during any fiscal year of the Company, together with the aggregate amount of all binding commitments of the Company and the Subsidiaries to make any such contributions during such fiscal year, may not exceed US$10,000,000 in the aggregate.

“Permitted Convertible Notes” means any notes issued by the Company that are convertible into common stock of the Company (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of the Company generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), cash (the amount of such cash being determined by reference to the price of such common stock or such other Equity Interests, securities, property or assets), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate.

“Preferred Stock” means the Series A Preferred Stock issued in accordance with the terms of the Investment Agreements, the terms of which are set forth in the Certificate of Designation.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.20.

“Qualifying Foreign Facility” means a Foreign Facility that satisfies the following requirements on the date of the effectiveness of the definitive documentation therefor: (a) the creditors thereunder constitute at least a Majority in Interest of the Tranche 1 Lenders and (b) Tranche 1 Lenders constituting at least a Majority in Interest of the Tranche 1 Lenders shall have provided at least their respective Ratable Shares (as defined in their respective Foreign Facility Deemed Agreements) of such Foreign Facility.

“Quotation Date” means (a) with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, two Business Days prior to the first day of such Interest Period, (b) with respect to any Eurocurrency Borrowing denominated in ~~Sterling,~~ Canadian Dollars or Australian Dollars for any Interest Period, the first Business Day of such Interest Period and (c) with respect to any Eurocurrency Borrowing denominated in Euro for any Interest Period, the day two TARGET Days before the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Date for such currency shall be determined by the Applicable Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates

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quoted in the Relevant Interbank Market on more than one day, the Quotation Date shall be the last of those days).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Intellectual Property” means any Intellectual Property that is the subject of a pending application for registration or issuance (or any similar action) with or by, or that is registered or issued (or any similar action) with or by, any Governmental Authority (or any other Person with or by which registrations or issuances (or similar actions) of such Intellectual Property are made), in each case, in any jurisdiction throughout the world.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, partners, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors and/or the NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the NYFRB or, in each case, any successor thereto.

“Relevant Interbank Market” means (a) with respect to US Dollars ~~and Sterling~~, the London interbank market, (b) with respect to Euros, the European interbank market, (c) with respect to Canadian Dollars, the Toronto interbank market and (d) with respect to Australian Dollars, the Australian interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Agreement” means the Restatement Agreement dated as of May 4, 2020, among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and the Agents.

“Restatement Effective Date” has the meaning assigned to such term in the Restatement Agreement.

“Restatement Signing Date” means May 4, 2020.

“Restricted Cash” means, as of any date with respect to any Person, any cash, Permitted Investments and other cash equivalents directly owned on such date by such Person and that do not constitute Unrestricted Cash of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking

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such rate) for deposits in ~~the applicable currency~~US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time), (c) in respect of the CDO Rate for any Interest Period, the average rate for bankers acceptances denominated in Canadian Dollars with a term equal to such Interest Period as displayed on the “Reuters Screen CDOR Page” as used in the 2006 ISDA Definition as published by the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Agent from time to time) and (d) in respect of the AUD Bank Bill Rate for any Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) administered by the ASX Benchmark Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for bills of exchange in Australian Dollars with a term equivalent to such Interest Period as displayed on the applicable Reuters screen page (currently page BBSY) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other commercially available information service that publishes such rate as shall be selected by the Applicable Agent from time to time); provided that if the Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means the Second Amendment dated as of August 5, 2020, to this Agreement.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Designated Cash Management Obligations and (c) the Designated Swap Obligations, excluding, with respect to any Subsidiary Loan Party, Excluded Swap Obligations.

“Secured Parties” means, collectively, (a) the Administrative Agent and the London Agent, (b) the Arrangers, (c) the Lenders, (d) the Issuing Banks, (e) each provider of Cash Management Services the obligations under which constitute Designated Cash Management Obligations, (f) each counterparty to any Swap Agreement the obligations under

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“SilverRail Transactions” means, collectively, the disposition by Expedia, Inc., a Washington corporation, of its Equity Interests in SilverRail to one or more of the other Persons that are not Affiliates of the Company and that hold Equity Interests in SilverRail immediately prior to such disposition (or to any Affiliate of any such Person), including any such disposition in the form of a contribution by Expedia, Inc. of such Equity Interests to SilverRail or an exchange of such Equity Interests for the Equity Interests referred to in clause (a) below, and the consummation of the related transactions, including (a) the receipt by the Company or any Subsidiary of certain warrants in respect of Equity Interests in SilverRail and (b) the cancellation of certain Indebtedness owed by SilverRail to the Company or any Subsidiary, in each case, substantially consistent in all material respects with the terms thereof set forth in the document titled “SilverRail Management Buyout” dated August 31, 2020 that has been provided by the Company to the Administrative Agent in connection with the Third Amendment.

“Singapore Dollars” or “SGD$” refers to lawful money of Singapore.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the NYFRB Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Business Day” means any day that is not a Saturday, Sunday or other day on which banks are closed for general business in London.

“SONIA Interest Day” has the meaning set forth in the definition of “Daily Simple SONIA”.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple SONIA.

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and (e) any creation, incurrence or assumption by any Excluded Subsidiary of any Lien on any property or asset now owned or hereafter acquired by it, in each case, in reliance on the proviso to the last sentence of Section 6.02 or any entrance by any Excluded Subsidiary into any sale and lease-back transaction in reliance on the proviso to the last sentence of Section 6.03; provided that no event described in clause (a) above that occurs after the Second Amendment Effective Date shall constitute a Tranche 1 Reduction/Prepayment Event.

“Tranche 1 Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Tranche 1 Revolving Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the Tranche 1 Revolving Loans denominated in Euro, Sterling, Canadian Dollars or Australian Dollars outstanding at such time and (c) the Tranche 1 Share of the LC Exposure at such time. The Tranche 1 Revolving Exposure of any Lender at any time shall be such Lender’s Tranche 1 Percentage of the total Tranche 1 Revolving Exposure at such time, adjusted (without duplication) to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“Tranche 1 Revolving Loan” means a Loan made pursuant to Section 2.01(a). Each Tranche 1 Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Tranche 1 Revolving Loan denominated in Euro, Sterling~~,~~ Canadian Dollars or Australian Dollars shall be a Eurocurrency Loan, and each Tranche 1 Revolving Loan denominated in Sterling shall be a SONIA Loan.

“Tranche 1 Share” means, at any time, a percentage determined by dividing the aggregate amount of the Tranche 1 Commitments at such time by the aggregate amount of the Commitments at such time.

“Tranche 2” has the meaning assigned to such term in the definition of the term “Tranche”.

“Tranche 2 Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche 2 Revolving Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum permitted amount of such Lender’s Tranche 2 Revolving Exposure hereunder, as such commitment may be established pursuant to Section 2.09(g) and (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of Tranche 2 ~~Comitments~~Commitments as of the Second Amendment Effective Date is zero.

“Tranche 2 Lender” means a Lender with a Tranche 2 Commitment or Tranche 2 Revolving Exposure.

“Tranche 2 Percentage” means, at any time with respect to any Tranche 2 Lender, the percentage of the total Tranche 2 Commitments represented by such Lender’s Tranche 2 Commitment at such time. If the Tranche 2 Commitments have terminated or expired, the Tranche 2 Percentages shall be determined based upon the Tranche 2 Commitments most recently in effect, giving effect to any assignments.

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“Tranche 2 Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Tranche 2 Revolving Loans denominated in US Dollars outstanding at such time, (b) the sum of the US Dollar Equivalents of the aggregate principal amounts of the Tranche 2 Revolving Loans denominated in Euro, Sterling, Canadian Dollars or Australian Dollars outstanding at such time and (c) the Tranche 2 Share of the LC Exposure at such time. The Tranche 2 Revolving Exposure of any Lender at any time shall be such Lender’s Tranche 2 Percentage of the total Tranche 2 Revolving Exposure at such time, adjusted (without duplication) to give effect to any reallocation under Section 2.20 of the LC Exposure of Defaulting Lenders in effect at such time.

“Tranche 2 Revolving Loan” means a Loan made pursuant to Section 2.01(b). Each Tranche 2 Revolving Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Tranche 2 Revolving Loan denominated in Euro, ~~Sterling,~~ Canadian Dollars or Australian Dollars shall be a Eurocurrency Loan, and each Tranche 2 Revolving Loan denominated in Sterling shall be a SONIA Loan.

“Tranche 2 Share” means, at any time, a percentage determined by dividing the aggregate amount of the Tranche 2 Commitments at such time by the aggregate amount of the Commitments at such time.

“Tranche Percentage” means, at any time, with respect to any Lender holding any Commitment or Loan under Tranche 1 or Tranche 2, such Lender’s Tranche 1 Percentage or Tranche 2 Percentage, as applicable, at such time.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens provided for in the Security Documents, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“trivago” means trivago N.V., a Dutch public limited company (naamloze vennootschap), formerly known as travel B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

“trivago Form F-1” means the Form F-1 Registration Statement filed by trivago with the SEC on November 14, 2016, as amended or supplemented from time to time.

“trivago Form F-6” means the Form F-6 Registration Statement filed by trivago with the SEC on December 5, 2016, as amended or supplemented from time to time.

“trivago Headquarters” means (a) Kesselstraße 5 – 7, 40221 Düsseldorf, Germany and (b) all current or future buildings, facilities and improvements (including all repairs, replacements, alterations and additions thereof and thereto) on or under any of the real properties described in clause (a) of this definition, together with all easements, appurtenances and hereditaments thereto, and including all air rights, mineral rights, water rights and development rights.

“trivago Headquarters Assets” means the trivago Headquarters, together with all fixtures, building service equipment, furnishings and betterments currently or subsequently

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located thereon and all other personal property currently or subsequently located thereon or directly relating thereto or used in connection therewith (including all machinery, equipment and installations) and all other rights, interests and privileges that, in the case of any such personal property and all other rights, interests and privileges, is used in connection with the operation of the trivago Headquarters and customarily financed together with real properties similar to the trivago Headquarters, including insurance policies and insurance proceeds and condemnation awards, leases, subleases, licenses, concessions, rents, issues and profits (and all repairs, replacements, alterations and additions thereof and thereto), but specifically excluding any Intellectual Property (other than Intellectual Property that has de minimis fair value, as reasonably determined by the Company) and Equity Interests.

“trivago IPO” means an initial public offering of American Depositary Shares of trivago, substantially as described in the trivago Form F-1 and the trivago Form F-6.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, ~~the LIBO Rate,~~ the EURIBO Rate, the CDO Rate, the AUD Bank Bill Rate ~~or~~, the Alternate Base Rate or the Adjusted Daily Simple SONIA.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for all purposes of this Agreement.

“Unrestricted Cash” means, as of any date with respect to any Person, cash, Permitted Investments and other cash equivalents directly owned on such date by such Person, as such amount would appear on a consolidated balance sheet of such Person prepared as of such date in accordance with GAAP; provided that such cash, Permitted Investments and other cash equivalents do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the

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Section. The Administrative Agent shall in addition determine the US Dollar Equivalent of any Letter of Credit denominated in an Alternative LC Currency as provided in Sections 2.06(e) and 2.06(l).

(ii) The Applicable Agent shall determine the US Dollar Equivalent of any Borrowing denominated in any currency other than US Dollars on or about the date of the commencement of the initial Interest Period therefor (or, in the case of a SONIA Loan, the date on which such SONIA Loan is made) and as of the date of the commencement of each subsequent Interest Period therefor (or, in the case of a SONIA Loan, each date that shall occur at intervals of three months’ duration after the date on which such SONIA Loan is made), in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section.

(iii) The Applicable Agent may also determine the US Dollar Equivalent of any Borrowing or Letters of Credit denominated in any currency other than US Dollars as of such other dates as the Applicable Agent shall determine, in each case using the Exchange Rate (as calculated in accordance with the definition thereof on the date of determination), and each such amount shall be the US Dollar Equivalent of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

(iv) The Administrative Agent shall notify the Company, the applicable Lenders and the applicable Issuing Bank of each determination of the US Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

SECTION 1.06. Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in US Dollars or any other applicable currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate.    As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Screen Rate” or with respect to any alternative or successor

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time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Tranche 1 Revolving Exposure exceeding such Lender’s Tranche 1 Commitment or (ii) the total Tranche 1 Revolving Exposure exceeding the total Tranche 1 Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Tranche 1 Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Tranche 2 Lender agrees to make Tranche 2 Revolving Loans denominated in US Dollars, Euro, Sterling, Canadian Dollars or Australian Dollars to any Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Tranche 2 Revolving Exposure exceeding such Lender’s Tranche 2 Commitment or (ii) the total Tranche 2 Revolving Exposure exceeding the total Tranche 2 Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Tranche 2 Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class to the same Borrower. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings denominated in US Dollars, entirely of ABR Loans or Eurocurrency Loans of the applicable Type as the applicable Borrower (or the Company on its behalf) may request in accordance herewith, (ii) in the case of Borrowings denominated in Sterling, entirely of SONIA Loans and (~~ii~~iii) in the case of Borrowings denominated in any other currency, entirely of Eurocurrency Loans of the applicable Type. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing and each SONIA Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of ~~US$1,000,000~~the Borrowing Multiple and not less than ~~US$1,000,000~~the Borrowing Minimum; provided that an ABR Borrowing or a SONIA Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or, in the case of an ABR Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided

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that there shall not at any time be more than a total of six Eurocurrency Borrowings and SONIA Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower (or the Company on its behalf) shall submit a written Borrowing Request, signed by an Authorized Officer of such Borrower or the Company, as applicable, to the Applicable Agent (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing denominated in Euro, ~~Sterling,~~ Canadian Dollars or Australian Dollars, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing, ~~and~~ (c) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing and (d) in the case of a SONIA Borrowing, not later than 11:00 a.m., New York City time, four SONIA Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the aggregate amount and currency of the requested Borrowing;

(iii) the Class of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) if denominated in US Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the account of the applicable Borrower to which funds are to be disbursed, which shall comply with Section 2.07, or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity and the account of the Issuing Bank that had made such LC Disbursement.

If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) if denominated in US Dollars, an ABR Borrowing, (B) if denominated in Sterling, a SONIA Borrowing and (~~B~~C) if denominated in any other currency, a Eurocurrency Borrowing of the applicable Type. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower

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LC Participation Calculation Date. Each Lender acknowledges and agrees that (A) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments, any fluctuation in currency values or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) or similar terms of the Letter of Credit itself permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and (B) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of each Borrower deemed made pursuant to Section 4.02, unless, at least two Business Days prior to the time such Letter of Credit is issued, amended or extended (or, in the case of an automatic extension permitted pursuant to paragraph (c) of this Section, at least two Business Days prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02 would not be satisfied if such Letter of Credit were then issued, amended or extended.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 11:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is denominated in US Dollars and is not less than the Borrowing Minimum for US Dollar denominated ABR Loans, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the applicable Borrower fails to make any such reimbursement payment when due, the applicable Issuing Bank shall give prompt notice and details thereof to the Administrative Agent, whereupon (A) if such payment relates to a Letter of Credit denominated in an Alternative LC Currency, automatically and with no further action required, the obligation of such Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the LC Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount

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consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by applicable law or the specific terms of such Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone, facsimile or email (and, in the case of telephonic notice, promptly confirmed by facsimile or email) of such demand for payment and of such Issuing Bank having made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement in full, (i) in the case of any LC Disbursement denominated in US Dollars, and at all times following the conversion to US Dollars of any LC Disbursement made in an Alternative LC Currency pursuant to paragraph (e) or (l) of this Section, at the rate per annum then applicable to ABR Tranche 1 Revolving Loans and (ii) if such LC Disbursement is made in an Alternative LC Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) or (l) of this Section, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement (which may be deemed by the applicable Issuing Bank, at its election, to equal to the applicable Foreign Currency Overnight Rate) plus the Applicable Rate applicable to Eurocurrency Tranche 1 Revolving Loans at such time; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(~~c~~d) shall apply. Interest accrued pursuant to this paragraph shall be paid by the applicable Borrower to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be paid by the applicable Borrower to the Administrative Agent for the account of such Lender to

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funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Applicable Agent and designated by such Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank specified in the applicable Borrowing Request.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (A) if denominated in US Dollars, the greater of the NYFRB and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an any currency other than US Dollars, the greater of the Foreign Currency Overnight Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of such Borrower, (A) if denominated in US Dollars, the interest rate applicable to ABR Loans of the applicable Class and (B) if denominated in any currency other than US Dollars, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If such Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Any such payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert any Borrowing denominated in US Dollars to a different Type or to continue any Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to SONIA Borrowings, which may not be converted or continued.

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Borrowers shall, not later than the next Business Day prepay Borrowings under the applicable Tranche in an aggregate amount equal to the amount of such excess, and in the event that after such prepayment of Borrowings any such excess shall remain, the Borrowers shall deposit with the Administrative Agent cash in US Dollars in an amount equal to the amount of such excess as collateral to be held by the Administrative Agent in accordance with Section 2.06(j); provided that if such excess results from a change in Exchange Rates, such prepayment and deposit shall be required to be made not later than the fifth Business Day after the day on which the Administrative Agent shall have given the Company notice of such excess. Prepayments made under this paragraph shall be without any premium or penalty (but shall be subject to Section 2.16). It is understood that nothing in this paragraph shall modify the obligations of the Borrowers set forth in paragraph (b) above.

(d) The applicable Borrower (or the Company on its behalf) shall notify the Applicable Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a SONIA Borrowing, not later than 11:00 a.m., New York City time, four SONIA Business Days before the date of prepayment; provided that in the case of any prepayment required to be made under paragraph (b) or (c) of this Section the applicable Borrower (or the Company on its behalf) will give such notice as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of any prepayment under paragraph (b) of this Section, shall specify the applicable Tranche 1 Reduction/Prepayment Event and set forth the calculation of the applicable Tranche 1 Reduction/Prepayment Amount; provided that (x) a notice of optional prepayment of any Borrowing pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein and (y) a notice of prepayment of any Tranche 1 Revolving Borrowing pursuant to paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of the Tranche 1 Reduction/Prepayment Event specified therein, and in either such case such notice may be revoked by the applicable Borrower (or the Company on its behalf) (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class, Type and in the same currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, it being agreed that the determination of which Loans are included in such Borrowing shall be made after giving effect to any concurrent or prior conversion of the Loans of any Class as provided in Section 2.09(f) or 2.09(g). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay, or cause the applicable Borrowing Subsidiary to pay, (i) to the Administrative Agent for the account of each Tranche 1 Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused

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(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds in US Dollars, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of any such Borrowing denominated in US Dollars, at the Adjusted LIBO Rate, (ii~~) in the case of any such Borrowing denominated in Sterling, at the LIBO Rate, (iii~~) in the case of any such Borrowing denominated in Euro, at the EURIBO Rate, (~~iv~~iii) in the case of any such Borrowing denominated in Canadian Dollars, at the CDO Rate, and (~~v~~iv) in the case of any such Borrowing denominated in Australian Dollars, at the AUD Bank Bill Rate, in each case for the Interest Period in effect for such Borrowing plus, in each case, the Applicable Rate.

(c) The Loans comprising each SONIA Borrowing shall bear interest at the Adjusted Daily Simple SONIA plus the Applicable Rate.

(d) ~~(c)~~ Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any overdue interest on any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Tranche 1 Revolving Loans as provided in paragraph (a) of this Section.

(e) ~~(d)~~ Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans of any Class, upon termination of the Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (~~c~~d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f) ~~(e)~~ All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Daily Simple SONIA and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is

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based on the Prime Rate and (ii) interest on Eurocurrency Loans denominated in ~~Sterling,~~ Canadian Dollars or Australian Dollars shall be computed on the basis of a year of 365 days (or, in the case of clause (i) above, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, ~~LIBO Rate,~~ EURIBO Rate, CDO Rate ~~or~~, AUD Bank Bill Rate or Adjusted Daily Simple SONIA shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) Subject to Section 2.14(b), if ~~prior to the commencement of any Interest Period for a Eurocurrency Borrowing~~:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class denominated in any currency, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the ~~LIBO Rate, the~~ EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, for such Interest Period (including because the applicable Screen Rate is not available or published on a current basis) or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA with respect to any Borrowing denominated in Sterling; or

(ii) the Administrative Agent is advised by the Majority in Interest of the Lenders ~~under~~of the affected ~~Tranche~~Class (A) prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class denominated in any currency, that the Adjusted ~~LIBO Rate, the~~ LIBO Rate, the EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period or (B) at any time, that the Adjusted Daily Simple SONIA with respect to any Borrowing of any Class denominated in Sterling will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the applicable Type for such Interest Period shall be ineffective, (B) the affected Eurocurrency Borrowing that was requested to be converted or continued shall (1) if denominated in US Dollars, on the last day of the then current Interest Period applicable thereto, unless repaid, be continued as or converted to an ABR Borrowing or (2) if denominated in any currency other than US Dollars, from and after the last day of the then current Interest Period applicable thereto, unless repaid, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus a rate that adequately and fairly reflects the weighted average of the cost to each Lender of the applicable Class to fund its pro rata share of such Borrowing (from whatever source and using whatever methodologies such Lender may select in its reasonable discretion) (with respect to a Lender, the “COF Rate” and with respect to the weighted average of the COF Rate applicable to each Lender of the applicable

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Class for any Borrowing, the “Average COF Rate”), ~~it being agreed by each Lender that,~~ promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative ~~Agent of the COF Rate of such Lender with respect to the applicable Borrowing, and~~ (C) if any Borrowing Request requests a Eurocurrency Borrowing of the applicable Type for such Interest Period, such Borrowing shall (1) if denominated in US Dollars, be treated as a request for an ABR Borrowing or (2) if denominated in any currency other than US Dollars, be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, (D) any affected SONIA Borrowing shall, from and after the date on which the Company receives such notice, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate and (E) any Borrowing Request for an affected SONIA Borrowing shall be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed, in each case under clauses (B) through (E) above, by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(b) (i) Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Company may amend this Agreement to replace the applicable Benchmark Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Lenders consent to such amendment. No replacement of any Benchmark Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) The Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.

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(iv) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Benchmark Rate, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the applicable Type shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, unless repaid, such Borrowing shall (1) if denominated in US Dollars, be continued as or converted to an ABR Borrowing or (2) if denominated in any currency other than US Dollars, from and after the last day of the then current Interest Period applicable thereto, unless repaid, bear interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing and (B) any Borrowing Request for a Eurocurrency Borrowing of the applicable Type shall (1) if denominated in US Dollars, be treated as a request for an ABR Borrowing or (2) if denominated in any currency other than US Dollars, be treated as a request for a Borrowing that bears (and such Borrowing will bear) interest at a rate equal to the Applicable Rate for Eurocurrency Loans plus the Average COF Rate, it being agreed by each Lender that, promptly upon request therefor by the Administrative Agent, such Lender shall notify the Administrative Agent of the COF Rate of such Lender with respect to the applicable Borrowing.

(v) Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) subject any Agent, Lender or Issuing Bank to any Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (but expressly excluding Taxes referred to in paragraph (f) of this Section); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market, European interbank market, Toronto interbank market or Australian interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or SONIA Loans made by such Lender or any Letter of Credit or participation therein;

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extent of indemnity payments made by such Borrower under this Section 2.15 with respect to the events giving rise to such refund), net of all out-of-pocket expenses of such Agent, such Lender or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of such Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent, any Lender or any Issuing Bank to make available its accounting records (or any other information which it deems confidential) to any Borrower or any other Person.

(f) For the avoidance of doubt, this Section 2.15 (i) shall not entitle any Agent, Lender or Issuing Bank to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of any Borrower hereunder or under any Loan Document or (B) Other Taxes, it being understood that Indemnified Taxes and Other Taxes shall be governed by Section 2.17(a), and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.17(d), 2.17(f) or 2.17(g).

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, ~~the LIBO Rate,~~ EURIBO Rate, the CDO Rate or the AUD Bank Bill Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Relevant Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

SECTION 2.17. Taxes.    (a)    Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required

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Permitted Convertible Notes and (ii) enter into, pay any premium on, exercise rights under and make any payment or other disposition of cash, common stock of the Company or other Equity Interests, securities, property or assets under any Permitted Call Spread Swap Agreement, in each case pursuant to the terms thereof, ~~and~~ (k) to the extent constituting a Restricted Payment, the Company and its Subsidiaries may consummate the SilverRail Transactions and (l) the Company and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed US$500,000,000.

SECTION 6.06. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary (other than any Excluded Subsidiary) to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company, Wholly Owned Subsidiaries and Subsidiary Loan Parties not involving any other Affiliate; provided that any transactions entered into pursuant to this clause (b) between or among Loan Parties and Wholly Owned Subsidiaries that are not Loan Parties involving Intellectual Property held by any Loan Party shall be at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, (c) transactions between or among Subsidiaries that are not Loan Parties, (d) any Restricted Payment permitted by Section 6.05 or Investment permitted by Section 6.12, (e) transactions under the IAC Agreements as in effect on the Restatement Effective Date (or as hereafter amended in a manner not materially adverse to the Company and to the rights or interests of the Lenders), (f) payments made and other transactions entered into in the ordinary course of business with officers and directors of the Company or any Subsidiary, and consulting fees and expenses incurred in the ordinary course of business payable to former officers or directors of the Company or any Subsidiary, (g) reclassifications or changes in the terms of or other transactions relating to Equity Interests in the Company held by Affiliates that do not involve the payment of any consideration (other than Equity Interests (other than Disqualified Equity Interests) in the Company) or any other transfer of value by the Company or any Subsidiary to any such Affiliate, (h) payments by the Company or any Subsidiary to or on behalf of any Affiliate of the Company or any Subsidiary in connection with out-of-pocket expenses incurred in connection with any public or private offering, other issuance or sale of stock by the Company or an Affiliate of the Company or other transaction for the benefit of the Company or any Subsidiary, (i) transactions disclosed in the Form S-4, (j) Permitted Charitable Contributions, (k) any transaction (if part of a series of related transactions, together with such related transactions) involving consideration or value of less than US$15,000,000, (l) transactions permitted under Section 6.08(m), 6.08(u) or 6.08(~~u~~v), (m) transactions pursuant to agreements with TripAdvisor, Inc. and its Subsidiaries entered into in connection with the separation of TripAdvisor, Inc. from the Company, in each case substantially as described in the TripAdvisor, Inc. Form S-4 as filed with the SEC on July 27, 2011, as amended, (n) transactions engaged by a Person that is not a Subsidiary on the Restatement Effective Date, which transactions are engaged pursuant to agreements or arrangements in existence at the time such Person becomes a Subsidiary or is merged or consolidated with or into the Company or a Subsidiary (provided that (i) such agreements or arrangements were not entered into in connection with or in contemplation of such Person becoming a Subsidiary or such merger or consolidation and (ii) immediately prior to such Person becoming a Subsidiary or such merger

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return of or on the capital contributed (it being understood that the amount added back pursuant to this clause (B) may not exceed the original amount of such capital contribution made in reliance on this clause (m)); (ii) in addition to the limitations in clause (i), the aggregate fair value of Intellectual Property so disposed or transferred since the Restatement Effective Date shall not exceed US$200,000,000 (it being agreed that (A) the value of Intellectual Property shall be reasonably determined by the Company as of the time of the applicable disposition or transfer, (B) Intellectual Property that has de minimis fair value as reasonably determined by the Company may be treated as having zero fair value, (C) for the avoidance of doubt, disclosure of Intellectual Property shall not be deemed a transfer or disposition subject to this Section 6.08, (D) non-exclusive licenses of Intellectual Property shall not count against the cap set forth in this clause (ii), (E) the transfer of the legal ownership or an exclusive license of ~~registered or issued~~any Registered Intellectual Property, any application for registration and issuance thereof, source code or any databases shall count against the cap set forth in this clause (ii) and (F) dispositions or transfers of know-how, show-how and, subject to clause (E) above, data in electronic form and other technical or business information, in each case, in the ordinary course of business of the Company and its Subsidiaries shall not otherwise count against the cap in this clause (ii)) and (iii) no disposition or transfer of Equity Interests in any Domestic Subsidiary (other than a CFC Holdco, the New Headquarters SPV or the New Headquarters Parent SPV) shall be permitted by this clause (m);

(n) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Subsidiary that is not a Loan Party of Equity Interests in, or Indebtedness of, any CFC Holdco, Foreign Subsidiary or Specified Foreign Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Subsidiary that is not a Loan Party, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any CFC Holdco, Foreign Subsidiary or Specified Foreign Subsidiary for Indebtedness of, or of Indebtedness of such CFC Holdco, Foreign Subsidiary or Specified Foreign Subsidiary for Equity Interests in, such CFC Holdco, Foreign Subsidiary or Specified Foreign Subsidiary;

(o) Permitted Charitable Contributions;

(p) dispositions or transfers of any New Headquarters Assets to the New Headquarters SPV;

(q) any transactions involving consideration or value of less than US$2,000,000 individually;

(r) the Classic Vacations Transactions;

(s) dispositions or transfers by any Loan Party in the form of (i) the contribution or other disposition to a Domestic Subsidiary (other than any Domestic Subsidiary that is expressly excluded from being a Designated Subsidiary pursuant to clauses (i) through (vi) of the definition of such term) of Equity Interests in, or Indebtedness of, any other Subsidiary owned directly by such Loan Party in exchange for Equity Interests in (or

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additional share premium or paid in capital in respect of Equity Interests in), or Indebtedness of, such Domestic Subsidiary, or a combination of any of the foregoing, and (ii) an exchange of Equity Interests in any Domestic Subsidiary for Indebtedness of, or of Indebtedness of such Domestic Subsidiary for Equity Interests in, such Domestic Subsidiary;

(t) sales, transfers and other distributions of any Equity Interest in the Company (it being understood that if such sale, transfer or other disposition constitutes a Restricted Payment, it shall be subject to Section 6.05); ~~and~~

(u) (i) the Egencia Disposition and (ii) sales, transfers, leases or other dispositions of (A) the assets or properties comprising the Egencia Business or the Equity Interests in any Egencia Business Subsidiary and (B) intercompany receivables owed by or to any Egencia Business Subsidiary (but not cash, Permitted Investments or other cash equivalents, except as described below), in each case under this clause (ii), in connection with the Egencia Disposition; provided that, notwithstanding anything to the contrary in this clause (u), (1) the settlement, in connection with the Egencia Disposition, for cash, Permitted Investments or other cash equivalents of intercompany receivables arising in the ordinary course of business and owed to any Egencia Business Subsidiary shall be permitted and (2) the contribution of cash, Permitted Investments or other cash equivalents to fund the settlement, in connection with the Egencia Disposition, of intercompany receivables arising in the ordinary course of business and owed by any Egencia Business Subsidiary shall be permitted.; and

(v) dispositions or transfers (including, in the case of Intellectual Property, in the form of exclusive or non-exclusive licenses) of assets to any Borrower Group Member (as defined in the Foreign Facility Credit Agreement), other than dispositions or transfers (including, in the case of Intellectual Property, in the form of exclusive licenses, but excluding in the form of non-exclusive licenses) of (A) Registered Intellectual Property that, individually or in the aggregate, is material to the business or operations of the Company and its Subsidiaries in the ordinary course of business, (B) Equity Interests in any Loan Party that is not a Borrower Group Member and (C) all or substantially all of the assets of the Company and the other Loan Parties, on a consolidated basis;

Notwithstanding anything to the contrary in this Section or any other provision of this Agreement, the Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any Equity Interests or other assets to any Person other than the Company or any Subsidiary if such Equity Interests or other assets represent all or substantially all of the assets of the Company and the Subsidiaries, on a consolidated basis.

For the avoidance of doubt, no loan by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall constitute a sale, transfer, lease or other disposition subject to the restrictions set forth in this Section 6.08.

SECTION 6.09. Use of Proceeds and Letters of Credit; Margin Regulations. (a) The Company will not, and will not permit any Subsidiary to, use the proceeds of the Loans for

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time of such advances to be treated as expenses of the Company or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k) loans or advances to directors, officers, employees and consultants (or their respective estates, heirs, family members, spouses and former spouses, domestic partners and former domestic partners or beneficiaries under their respective estates) of the Company or any Subsidiary (i) in connection with such Person’s purchase of Equity Interests in the Company, provided that no cash or Permitted Investments is actually advanced pursuant to this clause (i) other than to pay Taxes due in connection with such purchase, and (ii) for other purposes, provided that the aggregate amount of Investments permitted by this clause (ii) shall not exceed US$10,000,000 at any time outstanding;

(l) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(m) Guarantees of obligations of any Subsidiary in respect of leases (other than Capital Lease Obligations) and Guarantees of other obligations of any Subsidiary or the Company that do not constitute Indebtedness;

(n) Investments held by a Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Company or a Subsidiary in a transaction permitted hereunder) after the Restatement Effective Date; provided that such Investments exist at the time such Person becomes a Subsidiary (or is so merged or consolidated) and are not made in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation);

(o) any Acquisition or other Investment to the extent consideration therefor is paid solely with shares of common stock in the Company;

(p) any other Acquisition or other Investment; provided that, immediately prior to the consummation thereof, and immediately after giving pro forma effect thereto, including to any related incurrence of Indebtedness, (i) no Event of Default shall have occurred and be continuing and (ii) the Company shall be in pro forma compliance with the covenant set forth in Section 6.10 (whether or not then in effect and, prior to December 31, 2021, using the covenant level specified for December 31, 2021);

(q) any Investment made in connection with any Securitization Transaction permitted by Sections 6.01 and 6.02;

(r) Investments by the Company or any other Loan Party in any Subsidiary that is not a Loan Party to the extent made with cash, Permitted Investments or cash equivalents necessary to fund an Acquisition or Investment permitted by clause (p) above or clause
(v) below;

(s) to the extent constituting Investments, sales, transfers and other dispositions permitted by Sections 6.08(m), 6.08(n), 6.08(p), 6.08(s) and 6.08(~~s~~v);

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(t) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company and its Subsidiaries;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(v) any other Acquisition or other Investment; provided that (i) the aggregate amount of Acquisitions and other Investments permitted by this clause (v) shall not exceed US$500,000,000 at any time outstanding and (ii) in addition to the limitation set forth in clause (i), the aggregate amount of Investments permitted by this clause (v) that do not constitute Acquisitions shall not exceed US$150,000,000 at any time outstanding;

(w) Investments in the form of Permitted Call Spread Swap Agreements;

(x) Investments pursuant to, or arising from, the SilverRail Transactions; and

(y) Investments made by the Company or any Subsidiary in any Egencia Business Subsidiary in the form of a transfer of any assets or properties comprising the Egencia Business and any intercompany receivables owed by or to any Egencia Business Subsidiary (but not cash, Permitted Investments or other cash equivalents, except as described below), in connection with the Egencia Disposition; provided that, notwithstanding anything to the contrary in this clause (y), (1) the settlement, in connection with the Egencia Disposition, for cash, Permitted Investments or other cash equivalents of intercompany receivables arising in the ordinary course of business and owed to any Egencia Business Subsidiary shall be permitted and (2) the contribution of cash, Permitted Investments or other cash equivalents to fund the settlement, in connection with the Egencia Disposition, of intercompany receivables arising in the ordinary course of business and owed by any Egencia Business Subsidiary shall be permitted.

Notwithstanding anything to the contrary contained in the foregoing, no Investment in the form of a transfer of (i) Equity Interests in any Subsidiary held by the Company or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.12 unless such transfer is also permitted by and made in reliance on Section 6.08(k), 6.08(m), 6.08(n), 6.08(q), 6.08(s), 6.08(u) or 6.08(~~u~~v) or (ii) Intellectual Property by the Company or any other Loan Party to any Subsidiary that is not a Loan Party shall be permitted by this Section 6.12 unless such transfer is also permitted by and made in reliance on Section 6.08(e), 6.08(m), 6.08(q), 6.08(u) or 6.08(~~u~~v).

SECTION 6.13. Maintenance of Borrowing Subsidiaries as Wholly Owned Subsidiaries. Notwithstanding anything to the contrary herein, the Company will not permit any Borrowing Subsidiary to cease to be a Wholly Owned Subsidiary; provided that this Section shall not prohibit any merger or consolidation of a Borrowing Subsidiary consummated in accordance with Section 6.04 or 6.08 so long as the surviving or continuing Person shall be a Wholly Owned Subsidiary that is a Domestic Subsidiary and a Loan Party.

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Each Lender and Issuing Bank acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and Issuing Bank further represents that it is engaged in making, acquiring or holding commercial loans and letters of credit in the ordinary course of its business and that it has, independently and without reliance upon either Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to this Agreement or the Restatement Agreement, or delivering its signature page to an Assignment and Assumption or an Issuing Bank Agreement pursuant to which it shall become a Lender or an Issuing Bank, as the case may be, hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on or prior to the Restatement Effective Date.

Each Lender and Issuing Bank hereby agrees that (a) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or Issuing Bank) (any such Payment or any Payment identified as an Erroneous Payment in the immediately following paragraph, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank, as the case may be, shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (b) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.

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Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (b) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment and that such Payment is, accordingly, an Erroneous Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error (and, accordingly, that such Payment (or portion thereof) is an Erroneous Payment), such Lender or Issuing Bank, as the case may be, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

Each of the Borrowers and each other Loan Party hereby agrees that (a) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank, as the case may be, with respect to such amount and (b) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by any Borrower or any other Loan Party; provided that this paragraph shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of any Borrower or any other Loan Party relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made; provided, further, that for the avoidance of doubt, the immediately preceding clauses (a) and (b) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Borrower or any other Loan Party for the purpose of making any payment hereunder that became subject to such Erroneous Payment.

Each party’s obligations under the immediately preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under the Loan Documents.

Notwithstanding anything herein to the contrary, no Arranger and no Person listed on the cover page of this Agreement as a “Co-Syndication Agent” or a “Co-Documentation Agent” shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall

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thereunder irrespective of whether or not any such notice shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as set forth in Sections 2.09(d), 2.14(b) and 9.02(c) and the definition of the term LC Commitment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders, or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are party thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least 10 Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within 10 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan or LC Disbursement pursuant to Section 2.13(~~c~~d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or waive, amend or modify Section 7.01(a), without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any

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this Section, to (A) any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein or (B) the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein or (xi) to market data collectors, including league table providers, and other services providers to the lending industry, in each case, information of the type routinely provided to such service providers. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Company, its Subsidiaries or their business, other than any such information that is available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from a Loan Party after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.Each of the Agents and the Borrowers agrees to keep each COF Rate (but not the Average COF Rate) confidential and not to disclose it to any other Person, and the Company further agrees to cause its Subsidiaries not to disclose any COF Rate to any other Person, except that (i) in the event a Eurocurrency Borrowing or a SONIA Borrowing is to bear interest by reference to the Average COF Rate as provided in Section 2.14, the Administrative Agent shall promptly disclose the COF Rate of each Lender, as communicated by such Lender to the Administrative Agent, to the Company, and (ii) each of the Agents and the Borrowers may disclose any COF Rate (i) to any of its Affiliates and any of its or their respective Related Parties or auditors; provided that any such Person to whom such COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information; provided further that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances, (ii) to any Person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the Person to whom such COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information; provided that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances, (iii) to the extent required by applicable law or by any subpoena or similar legal process, and (iv) the Agents, the Company or any of its Subsidiaries may disclose any COF Rate to any Person (x) with the consent of the relevant Lender, (y) pursuant to applicable law or compulsory legal process and (z) to the extent customary or required in any public or regulatory filing. The Agents and the Borrowers agree to, and the Company shall cause its Subsidiaries to, to the extent permitted by applicable law, (x) inform each relevant Lender of the circumstances of any disclosure made pursuant to this paragraph and (y) notify each relevant Lender upon becoming aware that any information has been disclosed in breach of this paragraph. No Default or Event of Default shall arise under Section 7.01(e) solely by reason of the failure of the Borrowers to comply with this paragraph.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such

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Exhibit B

Exhibit B to Credit Agreement

[See attached.]

[[5571221]]

EXHIBIT B
[FORM OF] BORROWING REQUEST
JPMorgan Chase Bank, N.A.
as Administrative Agent and London Agent
500 Stanton Christiana Road, Ops 2
3rd Floor Newark, DE 19713
Attention: Demetrius Dixon
Fax No. 1 (302) 634-3301
demetrius.dixon@chase.com

[Date]
Ladies and Gentlemen:
Reference is made to the Amended and Restated Credit Agreement dated as of May 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Expedia Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
This notice constitutes a Borrowing Request and [the Borrower specified below] [the Company on behalf of the Borrowing Subsidiary specified below] hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:
(A)    Name of Borrower:____________________________________
(B)    Class of Borrowing:1 ____________________________________
(C)    Currency and aggregate principal amount of Borrowing:2 _________________
(D)    Date of Borrowing (which is a Business Day): ________________
(E)    Type of Borrowing:3 ____________________________________
1 Specify a Borrowing of Tranche 1 Revolving Loans or Tranche 2 Revolving Loans.
2 Must comply with Section 2.02(c) of the Credit Agreement. If no currency is specified with respect to any requested Borrowing, then the applicable Borrower shall be deemed to have selected US Dollars.
3 Specify ABR Borrowing (if denominated in US Dollars), SONIA Borrowing or Eurocurrency Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (a) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (b) in the case of a Borrowing denominated in Sterling, a SONIA Borrowing and (c) in the case of a Borrowing denominated in any other currency, a Eurocurrency Borrowing.
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(F)    Interest Period and the last day thereof:4 _____________________
(G)    Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.:_________________________________________)
    [Issuing Bank to which proceeds of the requested Borrowing are to be disbursed:__________________________________________]5
[The Borrower specified above] [The Company, on behalf of the Borrowing Subsidiary specified above,] hereby certifies that the conditions specified in Sections 4.02(a), 4.02(b)[,] [and] 4.02(c) [and 4.02(d)]6 of the Credit Agreement have been satisfied.7
[Signature Page Follows]

4 Applicable to Eurocurrency Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two (solely in the case of Borrowings denominated in Canadian Dollars), three or six months (or, with the consent of each Lender participating in the requested Borrowing, twelve months) thereafter. If an Interest Period is not specified, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
5 Specify only in the case of an ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) of the Credit Agreement.
6 Applicable to Tranche 1 Revolving Borrowings only (other than ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) of the Credit Agreement).
7 Subject to the last sentence of Section 4.02 of the Credit Agreement.

[[5753476]]

Very truly yours,

[EXPEDIA GROUP, INC.] [NAME OF BORROWING SUBSIDIARY]
By:
Name:
Title:

[[5753476]]